AUTHORIZATION
I hereby authorize Leslie O. Mba, Elizabeth M. Bedell,
Edgar A. Morales, Erin E. Hilton and
John Whitney or any one of them
to sign and file on my behalf any and
all forms required by the Securities and Exchange Commission pursuant to Section
16 of the Securities Exchange Act
of 1934 (the ?Exchange Act?) relating
to the reporting of beneficial ownership of equity securities of Texas Instruments
Incorporated (the ?Company?), and of
changes in such beneficial ownership,
as well as any and all representation
letters that may be required in connection with sales by me of equity securities of the Company, together with any and all amendments to the foregoing. This authorization shall be effective on and after the date set forth below and shall continue in effect, unless earlier revoked by me in writing, until I am no longer required to file such forms and letters provided, however, that this authorization shall be deemed revoked with respect to any individual named above upon such individual?s termination of active service with the Company.
I acknowledge that the persons
authorized hereunder are not
assuming, nor is the Company assuming,
any of my responsibilities to comply
with Section 16 of the Exchange Act and other relevant securities laws.
Dated as of 17th day of July 2024.
Katharine Kane